                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107754


                           PROSPECTUS SUPPLEMENT NO. 9
                     (TO PROSPECTUS DATED JANUARY 16, 2004)


     This prospectus supplement supplements the prospectus dated January 16, 2004 of LIN Television Corporation relating to the resale from time to time by selling securityholders of our 2.50% Exchangeable Senior Subordinated Debentures due 2033 and LIN TV Corp. shares of class A common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, which is required to be delivered with this prospectus supplement.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 9 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE LIN TELEVISION CORPORATION 2.50% EXCHANGEABLE SENIOR SUBORDINATED DEBENTURES DUE 2033 OR THE LIN TV CORP. SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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

     The section of the prospectus entitled "Selling Securityholders" on pages 25-26 of the prospectus is amended and restated in its entirety to read as follows:

                             SELLING SECURITYHOLDERS


     LIN Television issued the debentures covered by this prospectus in private placements on May 12, 2003 and May 16, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the LIN TV class A common stock into which the debentures are convertible pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and LIN TV common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the security holders in those questionnaires.


                                                        PRINCIPAL      SHARES OF LIN TV
                                                        AMOUNT OF       CLASS A COMMON                       SHARES OF LIN TV
                                                        DEBENTURES    STOCK BENEFICIALLY      DEBENTURES     CLASS A COMMON
                                                      BENEFICIALLY        OWNED UPON          OWNED AFTER      STOCK OWNED
                                                        OWNED THAT    CONVERSION OF THE     COMPLETION OF    AFTER COMPLETION
NAME OF SECURITYHOLDER                                 MAY BE SOLD      DEBENTURES(1)       THE OFFERING(2)  OF THE OFFERING(2)
----------------------                                 -----------    ------------------   ----------------  -----------------

UBS AG London Branch                                    18,500,000          856,083                0                0
DBAG London                                             16,712,000          773,344                0                0
Deutsche Bank Securities Inc.                           12,890,000          596,482                0                0
Highbridge International LLC                            17,500,000          809,809                0                0
Nomura Securities Intl Inc.                             10,000,000          462,748                0                0
Clinton Riverside Convertible
    Portfolio Limited                                    6,670,000          308,652                0                0
National Bank of Canada
    c/o Putnam Lovell NBF
    Securities Inc.                                      6,000,000          277,648                0                0
Clinton Multistrategy Master Fund, Ltd.                  5,830,000          269,782                0                0
Argent Classic Convertible Arbitrage
    (Bermuda) Fund Ltd.                                  5,600,000          259,138                0                0
Royal Bank of Canada                                     5,000,000          231,374                0                0
Onyx Fund Holdings, LDC                                  4,500,000          208,236                0                0
The Coast Fund, L.P.                                     4,000,000          185,099                0                0
KBC Financial Products
    [Cayman Islands] Ltd.                                3,000,000          138,824                0                0
Argent Low Lev Convertible
    Arbitrage Fund Ltd.                                  2,700,000          124,941                0                0
Argent Classic Convertible Arbitrage Fund L.P.           2,500,000          115,687                0                0
Bear, Stearns & Co. Inc.                                 2,000,000           92,549                0                0
Laurel Ridge Capital, LP                                 6,000,000          277,648                0                0
MFS Total Return Fund A Series of
    Series Trust V                                       2,000,000           92,549                0                0
Nisswa Master Fund Ltd.                                  2,000,000           92,549                0                0
White River Securities L.L.C                             2,000,000           92,549                0                0
Zurich Institutional Benchmarks
    Master Fund Ltd.                                     1,735,000           80,286                0                0
CNH CA Master Account, L.P.                              1,000,000           46,274                0                0
Lyxor Master Fund Ref:
   Argent/LowLev CB c/o Argent                             800,000          137,019                0                0
BP Amoco PLC Master Trust                                  706,000           32,670                0                0



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

Argent LowLev Convertible Arbitrage Fund LLC               700,000           32,392                0                0
Argent LowLev Convertible Arbitrage Fund II, LLC           600,000           27,764                0                0
Xavex Convertible Arbitrage 10 Fund                        600,000           27,764                0                0
Gasner Investors Holdings Ltd.                             500,000           23,137                0                0
Xavex Convertible Arbitrage 2 Fund                         500,000           23,137                0                0
Meadow IAM Limited                                         310,000           14,345                0                0
Class C Trading Company, Ltd.                              300,000           13,882                0                0
Custom Investments PCC, Ltd.                               300,000           13,882                0                0
Hotel Union & Hotel Industry of
    Hawaii Pension Plan                                    276,000           12,771                0                0
Sphinx Convertible Arb Fund SPC                            253,000           11,707                0                0
Credit Suisse First Boston Europe Limited                  200,000            9,254                0                0
Zurich Institutional Benchmark Master Fund LTD             100,000            4,627                0                0
Viacom Inc. Pension Plan Master Trust                       24,000            1,110                0                0
Jefferies and Company Inc.                                   6,000              277                0                0
Sphinx Convertible Arbitrage (Clinton)                   2,223,000          102,868                0                0
    Segregated Portfolio
Partners Group Alternative Strategies                    2,223,000          102,868                0                0
    PCC Ltd. - Green Delta Cell

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(1)  Assumes conversion of all of the securityholders' debentures at the maximum conversion rate of 46.2748 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under "Description of Debentures -- Exchange Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3) Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

     None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, other than Bear, Stearns & Co., Inc. and Deutsche Bank Securities, Inc., which were initial purchasers of the debentures and our 6 1/2% Senior Subordinated Notes due 2013.


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           The date of this prospectus supplement is October 28, 2004.


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